SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               -----------------

                                    Form 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): June 2, 1999


                              SYMPOSIUM CORPORATION
               (Exact Name of Registrant as Specified in Charter)


             Delaware                0-25435             13-4042921
  (State or Other Jurisdiction     (Commission          (IRS Employer
        of Incorporation)          File Number)       Identification No.)


                           410 Park Avenue, Suite 830
                               New York, New York
                   (Address of Principal Executive Offices)

                                (212) 754-9901
                         (Registrant's Telephone Number)


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ITEM 5:  OTHER EVENTS.

AMERINET, INC

Symposium Corporation (the "Company") entered into a Stock Purchase Agreement dated as of June 2, 1999 to acquire 50.1% of the outstanding shares of common stock (the "Shares") of AmeriNet, Inc., an Oregon corporation. The Purchase Price for the Shares is $5,000,000.

AmeriNet offers a complete direct electronic debit service both to merchants selling goods over the Internet as a method of payment by the customer and as a service for business to business transactions. AmeriNet currently services over one hundred individual merchants. These merchants include calling centers, distributors and fulfillment centers, all of which deal with transactions generated through infomercials and direct response commercials, as well as transactions which result from outbound and inbound direct marketing via telemarketing. According to unaudited financial statements provided to the Company by AmeriNet, AmeriNet processed approximately $16 million of transactions in 1998, its first full year of operation, with a loss before taxes, depreciation and amortization of approximately $400,000 for the year.

Under the terms of the Stock Purchase Agreement, the Company has previously made a $250,000 loan to AmeriNet. Also, upon satisfaction of certain conditions, the Company has agreed to make an additional loan of $750,000 to AmeriNet.

The Purchase Price is due and payable at the closing and will consist of a cash payment in the amount equal to the Purchase Price minus the outstanding principal and accrued interest on the loans. Either party may terminate the agreement if the Closing does not occur on or prior to (i) the earlier of (A) the 45th day following AmeriNet's delivery to the Company of the audited financial statements for its year ended December 31, 1998 or (B) September 30, 1999 or (ii) such later date as may be agreed to in writing by the parties. There can be no assurance that the Closing will occur or that the Company will acquire the Shares.

The Company does not currently have the funds to complete the acquisition of AmeriNet. While it is currently seeking the necessary financing, the Company has no commitment from and no arrangements or understandings with any party with regard to providing the necessary funds and there can be no assurance that the Company will be able to secure the necessary financing.


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If the transaction is terminated, the loans made by the Company to AmeriNet will become due and payable no later than June 2, 2000.

DIRECT SALES INTERNATIONAL, L.P.

      The Company has entered into an Option Agreement dated as of June 9, 1999 with Direct Sales International, L.P., a Georgia limited partnership ("DSI"), the subsidiaries of DSI and Richard Prochnow. Mr. Prochnow is the sole shareholder of DSI's general partner and directly or indirectly owns 96% of the limited partnership interests of DSI. Pursuant to the Option Agreement, DSI and its subsidiaries granted to the Company an option to purchase all of their assets. DSI is a subscription sales agent provider for consumer magazines in the United States.

      The Company may exercise the option at any time on or before November 30, 1999. If the Company elects to exercise the option, the Company will pay DSI and its subsidiaries an exercise price consisting of three parts: (1) $22.9 million in cash; (2) additional cash equal to DSI's outstanding balance at the closing under its loan facility with SouthTrust Bank, divided by 0.555; and (3) the assumption of accounts payable, accrued expenses and deferred revenues of DSI and its subsidiaries incurred in the ordinary course of business.

      DSI, which is based in Atlanta, Georgia, is a subscription sales agent provider for consumer magazines in the United States. DSI has been granted the direct authority to act on behalf of magazine publishers, accepting magazine subscription orders either directly from consumers or from independent telesales organizations and placing those orders with fulfillment houses designated by the publishers. The magazine subscriptions are sold to the customers in bundles of magazines. DSI generally finances these purchases by accepting from customers' 12 equal monthly payments which are automatically charged to the customers' credit cards. According to DSI, these receivables, net of reserves, exceeded $22 million at December 31, 1998.

      According to unaudited financial statements provided by DSI, DSI had revenues of approximately $106 million and EBITDA of approximately $5.3 million for the year ended December 31, 1998. At that date, DSI's accounts payable, accrued expenses and deferred revenues were approximately $3 million.

      The Company's ability to exercise the option will depend in part on its ability to obtain sufficient financing to pay the cash portion of the option exercise price. The Company does not currently have the funds to exercise the option. While it is currently seeking the necessary financing, the Company has no commitment from and no arrangements or understandings with any party with regard to providing the necessary funds and there can be no assurance that the Company will be able to secure the necessary funds.

      At or prior to the closing of the Company's exercise of the option, the Company will enter into a consulting agreement with Mr. Prochnow and a lease for DSI's premises.

ISSUANCE OF SHARES

      The Company has issued 2,500,000 shares (the "Prochnow Shares") of its common stock to Richard Prochnow at a purchase price of $1.00 per share pursuant to a Stock Purchase Agreement between the Company and Mr. Prochnow dated June 9, 1999. Mr. Prochnow paid the purchase price for the Prochnow Shares with a promissory note in the principal amount of $2,500,000. The note bears interest at an annual rate of 7.75% and is due and payable on the earlier of December 31, 2000 or the closing date of the Company's purchase of the DSI assets if the Company elects to exercise its option. The note is secured by the

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Prochnow Shares of the Company's common stock issued to Mr. Prochnow, and by a
25% limited partnership interest in DSI held by Mr. Prochnow.

      The Stock Purchase Agreement provides that if the Company does not acquire all or substantially all of the assets or equity interests of DSI on or before November 30, 1999, Mr. Prochnow may elect to rescind his purchase by giving the Company notice on or before December 10, 1999. If this occurs, Mr. Prochnow would return the Prochnow Shares to the Company and the Company would cancel Mr. Prochnow's promissory note. If Mr. Prochnow does not choose to rescind his purchase of the Prochnow Shares, the Company would have the right to purchase a 25% limited partnership interest in DSI from Mr. Prochnow in consideration of the Company's return to Mr. Prochnow of his promissory note.

      The Stock Purchase Agreement provides that if Mr. Prochnow does not elect to rescind his purchase of the Prochnow Shares, the Company would have the right to repurchase all or any portion of the such shares for a purchase price of $1.20 per share. The Company may exercise this right at any time from December 10, 1999 until June 2, 2000. The Company may pay the purchase price with a 25% limited partnership interest in DSI (if the Company owns such interest), or with cash, cancellation of Mr. Prochnow's promissory note or any combination of cash or note cancellation that equals the aggregate purchase price.

      If the Company acquires the DSI assets by exercising the option, the Company will grant Mr. Prochnow registration rights acceptable to Mr. Prochnow and the Company with respect to the Prochnow Shares.


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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


June 25, 1999                             SYMPOSIUM CORPORATION



                                          By:  /s/ Ronald Altbach
                                             ------------------------------
                                               Ronald Altbach
                                               Chief Operating Officer


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                                 EXHIBIT INDEX

EXHIBITS


99.1           Press Release dated June 24, 1999